UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 22, 2018
(Exact name of registrant as specified in its charter)

New Jersey	I-3215	22-1024240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Johnson & Johnson Plaza, New Brunswick, New Jersey  08933
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  732-524-0400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Joseph Wolk has been promoted to Executive Vice President, Chief Financial Officer of
Johnson & Johnson (the “Company”), and a Member of the Executive Committee, effective July 1, 2018. Mr. Wolk succeeds Dominic J. Caruso, Executive Vice President, Chief Financial Officer, who, as previously announced, elected to retire in September 2018 after a distinguished 19-year career with the Company.

Mr. Wolk, 52, has been with Johnson & Johnson since 1998 and currently serves as Vice President, Investor Relations. Mr. Wolk began his career with the Finance department where he held positions of increasing responsibility across the Pharmaceutical and Medical Device sectors, including most recently: Vice President, Finance Medical Device Supply Chain from April 2010 to June 2014; and Vice President, Finance, Pharmaceuticals until July 2016. He became Vice President, Investor Relations in August 2016.

In connection with his new position, Mr. Wolk will receive an annual base salary of $750,000. In addition, his target annual performance bonus opportunity will be increased to 125% of his annual base salary, and his target long-term incentive opportunity will be increased to 500% of his annual base salary. Additional terms and conditions of the Company’s executive compensation program are more fully described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 14, 2018.

There are no arrangements or understandings between Mr. Wolk and any other persons pursuant to which he was selected as Chief Financial Officer. There are no family relationships between Mr. Wolk and any director or executive officer of the Company. Mr. Wolk’s sister, who is employed as a Talent Mobility Advisory Services Leader by a wholly-owned subsidiary of Johnson & Johnson, earned an aggregate of approximately $194,000 in 2017, which consisted primarily of base salary, bonus and incentive pay and was determined in accordance with the Company’s standard human resources policies. She also participates in the general welfare and benefit plans of Johnson & Johnson. She began her employment with the Johnson & Johnson Family of Companies before Mr. Wolk joined the Company.

In addition, on June 22, 2018, Sandra E. Peterson, Executive Vice President and Group Worldwide Chairman, informed the Company of her intention to retire, effective October 1, 2018. In connection with her retirement, Ms. Peterson entered into a transition and separation agreement with the Company dated June 22, 2018 (the “Separation Agreement”). Under the terms of the Separation Agreement, in exchange for her commitment during the severance pay period to provide consulting services to the Company and cooperate with the Company in connection with any business or other matters as to which she has any relevant information without further compensation, and subject to her execution and non-revocation of a general release of claims and continuing compliance with any confidentiality, non-solicitation and non-competition obligations during the severance pay period, Ms. Peterson will receive severance payments equal to $212,932.69 per week for 52 weeks following her retirement date, for a total of $11,072,500. In addition, Ms. Peterson will remain eligible to vest in a pro-rata portion of her outstanding unvested long-term incentive awards granted in 2018, with such pro-ration determined based on the length of her service between the grant date of the applicable award and her retirement date, provided that the vesting of any performance based long-term incentive awards will also be subject to actual achievement of the applicable performance metrics. The Company also will continue to subsidize the cost of Ms. Peterson’s group health insurance coverage at active employee rates during the severance pay period.

Item 7.01 Regulation FD Disclosure.
The Company issued a press release today announcing Ms. Peterson’s retirement and also issued a press release announcing the expansion of the Office of the Chairman and the appointment of a number of senior leaders to the Company’s Executive Committee. A copy of the press releases are included as Exhibit 99.1 and 99.2 to this report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
Exhibit No.    Description
99.1Johnson & Johnson press release dated June 22, 2018 regarding Ms. Peterson’s retirement.
99.2Johnson & Johnson press release dated June 22, 2018 regarding Executive Committee appointments.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Johnson & Johnson
(Registrant)
Date: June 22, 2018	By:	/s/ Thomas J. Spellman III
Thomas J. Spellman III
Secretary